Exhibit 99.2

Slide 1: (Title) DAVID Starts (DR) Update intro for DR)

Welcome everybody to the announcement call for the business combingation of Ignyte Acquisition Corp. and Peak Bio. Thank you for taking the time to learn about this company and what we believe to be an exciting and unique transaction. We are excited to partner with the Peak team in bringing a new and differentiated biotech company into the public markets. I’m pleased to be joined by Dr. Huh, CEO of Peak, as well as the COO of Peak, Steve Lamond, who will both introduce themselves in a few minutes. Before I turn it over to Dr. Huh and his team, I’d like to spend a few minutes providing an overview of the transaction.

Slides 2, 3 (Disclaimers)

Slides 2 and 3 are our disclaimers that we present to the audience attending today. Please review at your convenience as this presentation will be made available after this call.

Slides 4, 5 (risk Factors)

Similarly slides 5 and 6 identify risk factors associated with transactions and opportunities like this. In the future, upon filing of our proxy we will have a comprehensive list of risk factors associated with this transaction and our programs.

Slide 6: Transaction Structure and Illustrative Pro Forma Ownership (DR)

We are excited to partner with the Peak team in bringing a new and differentiated biotech company into the public markets. Peak will be led by Dr. Ho Young Huh as CEO & Chairman. Dr. Huh’s reputation as a serial founder and entrepreneur of multiple public and private biotech companies made Peak the perfect merger target for Ignyte.

We look forward to helping Peak execute on its compelling therapeutic pipeline in both oncology and rare inflammatory disease in order to not only drive shareholder value, but to improve quality of life for those impacted by Peak’s targeted diseases. Ignyte will be consummating a business combination with Peak and it is anticipated that post-closing Peak will be listed on the Nasdaq under the ticker symbol PKBO, and we expect this transaction to close late in the 3rd Quarter.

After evaluating over 300 private companies as part of our transaction process, we chose to partner with Peak given the unique attributes of both the team and their clinical and pre-clinical assets. Additionally, we believe this is a first of its kind transaction with a Korean Biotech company combining with a SPAC. Lastly, Dr. Huh’s longstanding and vast relationships in both the U.S. and Asia will enable future funding, partnerships and collaboration.

Slide 7: Transaction Overview (DR)

On slide 7, you will see that in addition to the $57.5 million of cash in trust from Ignyte, we also have secured additional financing of a $25 million concurrent PIPE which will birth an appropriately funded public company with sufficient cash through 2024. The PIPE financing is coming from both insiders and fundamental healthcare investors. With that I would like to turn the presentation over to Dr. Huh and Mr. Lamond.

Slide 8: Why We Are Excited About Ignyte/Peak Bio Merger (HH)

●	Peak Bio is bringing an experienced Management team to the table with over 50 plus years of drug development leadership and experience at the helm that have lead to value creation with many previous partnerships and exits under their wings. We couple this expertise with our ability for access to capital not only in the US but in Asia as well given our companies roots and team make-up.
●	We believe we have a compelling therapeutics Pipeline with a potentially, novel, exciting and differentiated Toxin/ADC Cancer platform that will possibly generate many future shots on goal
●	We Couple all that with near term science and business news flow and catalysts to support our programs.

Slide 9: Led By Serial Entrenpreneur/Investor, Hoyoung Huh, MD, PhD (HH)

As I mentioned I am excited about taking on another unique and important leadership challenge with Peak Bio. I have felt similarly in my past about important advances in science and business approaches to tackle and support these advances. Peak Bio is no different. I personally bring to the table not only my conviction but money to the table for this effort.

On this slide you can see a small representation of many of the novel companies and approaches I have undertaken during my tenure. For example, Companies that I have been instrumental either in their founding of or been a leader of include Bridge Bio, (founder), CytomX, (Former Chairman), BiPar Sciences (CEO), Facet (former Board member).

I am a hematologist/Oncologist, MD, PhD by training from Cornell University Medical College and trained at Memorial Sloan Kettering Cancer Center. I received my AB from Dartmouth College in Biochemistry.

Slide 10: Leadership Team High level (HH)

In addition to myself as the CEO we are excited about several individuals taking on important leadership roles in Peak Bio moving forward.

●	Stephen LaMond, PharmD. MBA (U of Michigan) has been a close colleague over the years and brings his scientific and business acumen to bear at Peak Bio. It has been my pleasure to have worked with Steve for over 16 years in various capacities including where we started working together at Nektar Therapeutics. Steve brings a unique experience base and leadership from biotech, drug delivery, Med Tech and Big Pharma from the likes of Pfizer, GE healthcare, Zoll Medical, Nektar and PH Pharma
●	Satyajit Mitra who currently heads up our Oncology programs comes with a wealth of scientific acumen from the likes of USC, Scripps, OncoMed, VasGene and PH Pharma.

Slide 11: Investment Highlights (HH)

●	As previously mentioned, we have an experienced team and believe that this team coupled with our novel portfolio will be instrumental in our potential future success.
●	Clinically, we have a Best-in-Class NE Inhibitor that will potentially be an important therapeutic alternative to treat underserved patients in a rare disease. The small molecule has an extensive history and continues to have a favorable safety, PK and on target effects in this rare disease that we will discuss shortly
●	With multiple shots on goal, and near-term catalysts with both our clinical program and our toxin, ADC platform technologies we believe we are well positioned.

Slide 12: Multiple Product Candidates and Milestones to Drive Future Value (HH)

●	PHP 303 is our lead clinical program and we anticipate starting our phase 2 program later this year or in Q1 2023 in AATD
●	Towards a potential second indication, we have also received a DoD grant to explore preclinically the important biochemical and potential therapeutic benefits in ARDS with an NEI. This funding is Non-Dilutive and is focused on preclinical efforts. If results turn out positive, we will submit additional requests for non-dilutive funding but in the clinical setting. What is interesting about this opportunity for ARDS and Covid-19 is that if positive in the preclinical setting we can advance this program into Phase 2 to establish our “second” important clinical program in rather short order.

●	Finally, I would like to highlight our Torpedo or Novel Toxin/ADC approaches with our first nominated program for IND targeting Trop2, an important target scientifically, clinically, and commercially as we have seen in the current marketplace. In addition, we are in process of nominating our second ADC program utilizing our Novel PH-1 (Thailanstatin) toxin. We will highlight these programs in detail in the upcoming slides.

Slide 13: Intro slide (cover slide) PHP-303 Targeting AATD and Other Diseases (SL)

●	Now I would like to discuss our clinically relevant and important approach to the treatment of AATD and other interesting diseases potentially impacted by a Neutrophil Elastase imbalance.

Slide 14: Neutrophil Elastase Inhibitor Overview and Role of PHP-303 (SL)

Overview of NE

●	Neutrophil Elastase (NE) is a proteolytic enzyme that is expressed by neutrophils and macrophages in response to tissue injury and inflammation.
●	Major organs such as lungs and liver are often impacted. In the lungs, this leads to an increase in mucus secretion and an inflammatory cascade response to tissue injury and disease.
●	The key is how the body manages this inflammatory process in diseases where the acute phase or chronic phases are out of sync or lack the appropriate inhibition. We will describe aspects of how 303 may play an important role in managing diseases impacted by NE imbalances.

Neutrophil Elastase Inhibitors (NEIs) such as PHP-303 (SL)

●	NEIs potentially reduce the inflammatory process associated with a NE imbalance in both in acute and chronic diseases where NE pathways are important
●	The reduction of NE by NEIs likely leads to reductions in tissue and eventually organ damage potentially reducing both the morbidity and mortality of NE related conditions for example in AATD there is either a reduction or lack there of Neutrophil Elastase Inhibition that leads to a chronic state of tissue inflammatory responses and damage. The lack of this enzyme in AATD creates a compelling story for PHP-303. A bit more on this later.

History and challenges with previous classes/generations of NEIs

●	Previous generations have had limited success for many reasons including:
○	Augmentation therapies are replacement therapies involving plasma-based products. They require frequent infusions, import the risk of bloodborne pathogens, costly and overall they are very inconvenient due to the infusion and specialty pharmacy aspect of the treatments
○	Other NEI approaches have either had to be administered via IV, they have potency issues, their target engagement and overall results have been equivocal.
●	Our 5th Generation NEI that we acquired from Bayer with an extensive data set including CMC, PK, safety etc. appears to be a very good approach to the treatment of AATD

Slide 15: PHP-303 5th Generation Best-in-class NE Inhibitor (SL)

●	As mentioned on the previous slide the first generations of NEIs have many issues with them. What we believe is our closest competitor is a molecule in Phase 2 from Mereo that is considered a 3rd Generation NEI. It too was acquired by Big Pharma (AZ) and in fact we looked at it as well. However, given our relationship with Bayer historically and our review of the science led us to PHP-303 a 5th generation NEI with the following important attributes vs. the Mereo Asset.
○	Most potent NEI, Structural confirmation that freezes the structure in an ideal bioactive confirmation.
○	PHP-303 (5th gen) is a highly selective, oral, once-daily molecule with greater than 90% Neutrophil Elastase inhibition (Potent, on-target effects) vs. 50% or less with the Mereo (AZ) molecule.
○	PHP-303 sustainably inhibits the bioactive form of the NE enzyme. Mereo doesn’t appear to impact the bioactive form of NE.
○	PHP-303 appears to be a much more potent and cleaner molecule from a scientific perspective and couple that with our Phase 1 SAD and MAD repeat studies at higher doses (5mg, 10mg, 15mg) that the original Bayer studies (.5 and 1mg). The PK and PD profile with the new SAD and MAD studies continues to demonstrate a well-behaved drug with regards to PK and PD.

Slide 16: Let’s get into a bit about our first clinical disease target, Alpha-1 Antitrypsin Deficiency (AATD) (SL)

What is AATD?

●	A point mutation in the Alpha-1 Antitrypsin gene results in Alpha-1 Antitrypsin Deficiency or AATD. The result is a chronic orphan disease impacting approximately 120,000 patients in the US/75,000 in the EU. It impacts individuals mostly of Scandinavian descent.
●	AAT is produced in the liver, lungs, and several other organs in the human body and serves to protect healthy tissue from being attacked by its own NE enzyme.
●	If AAT is trapped in the liver or lungs, as often happens in AATD, uninhibited NE starts to destroy normal tissue in the lungs, liver, and other organs. It is this imbalance of normal NE inhibition that leads to morbidity and eventual mortality in AATD.

Treatment options are limited.

●	We previously mentioned augmentation therapies and their limitations and costs.
●	Other sub-optimal treatments include bronchial dilators and other Asthma, Emphysema related therapies for e.g., Inhalers, steroids, anti-inflammatories etc.
●	We are also very excited about the support from the Alpha-1 Project Advocacy group to support our AATD clinical plan. This collaboration with Alpha-1 advocacy group should give us better access to patients, data, and treatment/research centers.

●	Literature review suggests the undiagnosed population of AATD patients may be even higher. as it takes 5-8 years to get from other lung disease-related conditions (COPD, Emphysema) to get to a diagnosis of AATD.
●	Lung penetration, concentration, cost, and overall inconvenience of current therapies suggest that PHP-303 could be an important new therapeutic option in the treatment of AATD.
●	It is a growing market both due to existing therapies and up and coming treatment alternatives such as PHP-303. The market is projected to be approx. 2 Billion USD by 2025.

Slide 17: PHP-303 Addresses the unmet medical need in AATD (SL)

●	I believe I have sufficiently described the importance and rationale of PHP-303 in the treatment of AATD however, to be clear:
○	The demonstrated safety and PK of both the historical efforts of Bayer and now Peak Bio suggest that an increase in dose will likely improve the potential benefit in NE related conditions and especially AATD.
○	We have demonstrated dose dependent NE inhibition in previous clinical studies and animal studies.
○	We inhibit the bioactive from of the enzyme (NE)
○	We demonstrate the PHP-303 is a highly selective, and potent molecule with favorable PK and PD that suggest we can advance this program into the clinic and have studied this molecule in 235 subjects in both single and multi dose studies.
○	We also have received CTA approvals in Ireland and the UK to initiate our studies which we plan on preparing for and moving forward with in the coming months.
○	Finally, but very importantly we have sufficient clinical trial supplies (API) to conduct the necessary upcoming trials.

Slide 18: PHP-303 Readiness (SL)

●	I believe we have covered this aspect in the previous slide so we will move to slide 19 that describes the AATD P2a Protocol and Development Pathway for PHP-303

Slide 19: AATD P2a Protocol and Development Pathway for PHP-303 (SL)

●	60 patients will be randomized into 3 cohorts of 20 each wherein each patient will receive a once daily dose of either a placebo, 10mg or 20mg capsule of PHP-303.

●	Primary, Secondary and exploratory endpoints are listed on the slide. The exploratory biomarker and functional endpoints will likely be captured as well.
●	We are also exploring the potential for an adaptive study design that could get us quicker into Phase 3. In general, orphan and rare disease trials tend to allow for ONE Single Pivotal trial vs. larger chronic disease trials requiring at minimum 2 phase 3 trials. We believe this is both a commercial and clinical benefit to Peak Bio and future patients with AATD.

Slide 20: PHP-303 Comparison vs. Mereo (SL)

●	As I have described previously, we believe there are very important differentiating aspects to PHP-303 to not only the currently approved therapies but also with the Mereo compound that they acquired from AZ.
●	At a high-level I want to focus the audience on the table in slide 20 that highlights this comparison.
○	PHP-303 has a 150-fold more potent than the Mereo compound which we believe is very important to be able to inhibit NE even when get small concentrations of active drug in the affected areas of the lungs and other organs
○	PHP-303 inhibits the bioactive form of the enzyme. This is novel compared to existing and future competitors.
○	PHP-303 is highly selective and we believe this affords PHP-303 a better safety and on target impact. The goal of any drug therapy is to avoid any off-target effects and hence diminishing the potential clinical benefit of a drug candidate.

Slide 21: PHP-303 Additional Targeted indications (SL)

For the sake of time, I will only briefly discuss additional indications and targets for PHP-303. It suffices to say, we are keen on new opportunities where we believe PHP-303 may have a place in the treatment of disease.

We will continue to drive our ARDS program using non-dilutive funding from the approx $4m USD DoD grant, and if we see positive preclinical results, we will likely pursue additional DoD or similar non-dilutive funding sources to expand into a clinical program in ARDS with some focus in Covid-19. The grant was applied for with Covid-19 ARDS in mind, but applicability is likely much more far reaching in lung impacted diseases.

●	If preclinical results continue to show promise, we will consider moving a Phase 2 clinical study pending future financing raises or additional funding. This will be a future business decision for Peak Bio but is not included in our current use of proceeds.

Slide 22: Depicts the PHP-303 AATD and ARDS Development Pathway. (SL)

●	We will likely have several key milestones during the time horizon projected on the slide.
●	Critical to our success is initiating and completing our Phase 2a program in AATD during this timeframe.
●	The ARDS opportunity is conditional provided:
○	ARDS preclinical data justifies advancing the program to the clinic. With the potential to go directly into a Phase 2 program opportunity.
○	ARDS/Covid-19 Phase 2 study will likely require a non-dilutive grant to proceed into the clinic or future financing.

Slide 23: ADC Torpedo Platform (SL)

We refer to our ADC platform as “Torpedo” as we combine potent warheads onto highly selective antibodies that home in on targets present on cancer cells.

Slide 24: Antibody Drug Conjugate Overview (SL)

●	I lead with this slide as an overview of ADCs however given our time limitations I only want to focus on the bottom portion of this slide.
●	ADCs have revolutionized the ability to target cancers using Antibody-directed chemotherapy thus reducing the off-target effects of chemotherapy. In practice however, though we have improved on traditional chemotherapy, many of the ADCs that are currently approved or in development still have toxicities that can be improved upon.
●	At this juncture with our preclinical Toxin/ADC programs potentially have greatly reduced or eliminated some of the most common toxicities such as Bone Marrow toxicity, Ocular, Peripheral Neuropathies all the while we are introducing a novel concept of increased Neoepitope formation allowing for a secondary mechanism to assist in cancer cell killing.

Slide 25: Growing ADC Market > than 22 B USD by 2030 with Large Deal flow (SL)

●	The ADC market approximates about 15-20% of the Oncology market in dollar value

●	ADC scientific advances continue to be an important component of the Oncologists armamentarium.
●	The deal flow with ADCs is large and growing. Just recently Gilead purchased a Trop2 program and the company Immunomedics for $21 B USD in 2020. Since then other large deals have been made.
●	The Trop2 market alone is projected to be approx $4 B by 2026. This is not a bad place to be in from an ADC perspective. Additionally, we believe we may have a better mouse trap for the ADC field.

Slide 26: What Makes Peak Bio’s Unique Approach to ADCs Better? (SL)

●	Traditional ADC payloads, currently in the clinic, have a single punch, targeting some aspect of cancer cell division. Our payloads have a 1-2 punch. The first punch targets cancer cell death by a mechanism different from clinically approved ADCs- by targeting RNA splicing, DNA mismatch repair or protein synthesis. The second punch involves some form of immune modulation.

Slide 27: Peak Bio has three toxins currently in our platform with PH-1 a spliceosome (SL) Modulator as our lead toxin approach. (SL)

●	PH-5 and PH-6 are further back in research, and we will not be talking about those approaches today but want the audience to recognize we have a robust portfolio of Toxins available to us for future platform and portfolio additions. These toxins are owned in their entirety of Peak Bio so no stacked royalty or other BD considerations at this juncture
●	PH-1, Spliceosome modulator: (What it does)
○	By disrupting the proper splicing of introns, it deprives the cancer cell off hundreds of vital proteins resulting in cell death or cytotoxicity.
○	On the other hand, generation of mis-spliced proteins called neoepitopes serves as beacons for immune cells to target well after the initial “chemotherapy” is delivered
○	This in essence creates a one-two cancer cell killing approach.

Slide 27: Our Approach: Generation of Novel Toxins (SL)

●	Given our time, I will not be covering this slide but as mentioned previously the deck will be made available after this call. It again highlights our toxin portfolio and how excited we are about our toxin platform, the future ADCs that can be generated off the platform and the many potential shots on goal less we forget the clinical benefits of those who suffer from cancer on daily basis.

Slide 28: PH1: Potentially Best in Class Payload for ADCs (SL)

Let’s now take our focus to the left side of this slide.

●	This slide summarizes two best-in-class features of PH1 payload in comparison with the microtubule inhibitor family.
●	Here in the dot plots on the left we compare PH1 with DM1, the payload present in the ADC Kadcyla. Let’s recall that Kadcyla from Genentech/Roche in 2021 had approx. 2.2 B USD in sales.
●	Each mark (dot) represents an alternatively spliced gene transcript
●	The 3-fold reduction in the number of blue dots represents effects on global splicing impacting vital functions such as cancer growth and survival. That is the first punch.
●	The 9-fold increase in numbers of red dots represents 9-fold increased number of mis-spliced RNAs potentially contributing to neoepitopes.

On the right side of this slide, we are looking at the potential impact on resistance associated MDR

●	Other ADC payloads such as MMAE from Seattle Genetics can be ‘pumped out’ by MDR transporters. Cancer cells over expressing MDRs require 200X higher concentrations of payload in order to kill them. That is not good news, ideally, we don’t want resistance, and this may be the reason we see so many cancer reoccurring from resistance alone.
●	Since PH1 payload is not recognized by MDR pumps, increased expression of these pumps on cancer cells does not generate resistance.

Slide 29: Combining Novel Toxins with Novel Targets Leads to Novel ADCs (SL)

●	On this slide and for the sake of time, I just want to highlight that Peak Bio has a robust process to identify and research our next generation ADCs based on our toxin portfolio and methods to identify well suited targets to eventually create next generation ADCs

Slide 30: Potentially Best in Class ADC Candidate Targeting Trop2 (SL)

●	This slide will give the audience a sense of the progress and importance of our work to date. We are excited about the data we are generating.
●	Starting on the right side of this slide and going counterclockwise we see the following results.
●	In gastric cancer, we see superior on-target cytotoxicity at lower DAR compared to first-in-class (FIC) ADC from Trodelvy-from Gilead/Immunomedics.
●	Just below the gastric cancer graph, we see comparable on-target cytotoxicities at lower DAR against pancreatic and bladder cancers.
●	In the far upper right corner, we show our ADC has no off-target cytotoxicity against normal human fibroblasts as observed in the FIC Trodelvy. We Attribute this to superior linker stability in our ADC.
●	Finally, in the backup slides we have also identified additional important tumor indications where we may be able to compete with existing and future competitors.

In a Clinically Validated Target (Trop2-Trodelvy) we have now created our lead IND candidate with our PH1 payload which we believe potentially offers the following characteristics.

●	Superior linker stability compared to an FDA approved competitor
●	Superior specificity to cancer cells and unique ability to generate neoepitopes and synergizes with I/O therapies
●	Anti-tumor immune memory in pre-clinical experiments.
●	Wide safety margin in non-human primate tox study
●	IND-lead candidate chosen & 18-24 months to FIH

Slide 31: ADC Torpedo Clinical Development Pathway (SL)

●	As mentioned on the previous slide we are moving quickly to IND over the next 18 to 24 months and believe that we will meet those deadlines
●	We have accomplished several de-risking strategies around the manufacturing side of antibodies, linkers and toxins.
●	Overall, we believe we will accomplish several milestones to create additional interest in Peak Bio in the coming years.

Slide 32: Corporate Overview (BACK TO HH)

Slide 33/34: Peak Bio Milestones and Value Driving Catalysts (HH)

●	These slides offer a glimpse of our high-level depiction of our milestones and catalysts that we believe will continue to drive value for Peak Bio and our Shareholders

Slide 35: Intellectual Property (HH)

The only thing I want to mention on this slide is that it shows that we have a broad IP and patent protection strategy to support our PHP-303 program and our growing Toxin, ADC Platform.

Slide 36: Cash at Closing Expected to Provide Runway Through 2024 (HH)

PHP 303 funding required:

●	~$13 million to initiate and fund a Phase II AATD Trial**

ADC Program funding required:

●	~$9 million to fund ADC toxin studies / work in lead program targeting Trop2
●	~$2-3 million to be used to conduct research and development of new ADC toxins
●	~$1-2 million to fund additional research and development to identify new targets

Other funding required:

●	~$12-14 million for SG&A, Capital Expenditures and other funding***

Slide 37 Investment highlights (HH)

●	To summarize, we have an experienced leadership team with a proven track record
●	A potential best in class NE Inhibitor in the clinic
●	Multiple milestones and catalysts in the near-term
●	We potentially have a Novel and unique Oncology Toxin/ADC platform to generate many potential BIC and FIC opportunities
●	We have a differentiated approach and access to markets in Asia as well as the US